Exhibit 21.1  Subsidiaries of the Company
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Subsidiaries of Phoenix Color Corp.            Place of Incorporation
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
PCC Express Inc.                               United States
TechniGraphix Inc.                             United States
Phoenix MD. Realty, LLC                        United States

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